Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt – CFO .................................. (480) 792-7804

MICROCHIP TECHNOLOGY COMPLETES ATMEL ACQUISITION AND PROVIDES UPDATE ON ITS FISCAL FOURTH QUARTER 2016

•	Microchip’s fiscal fourth quarter ended March 31, 2016 sales expected to be an all-time record and between the mid-point and high end of guidance

•	Microchip’s fiscal fourth quarter ended March 31, 2016 non-GAAP earnings per share expected to be near the high end of guidance

•	Atmel’s calendar first quarter 2016 sales expected to be significantly below its sales in the calendar fourth quarter of 2015

Chandler, Arizona – April 4, 2016 – Microchip Technology Incorporated (NASDAQ: MCHP), a leading provider of microcontroller, mixed-signal, analog and flash-IP solutions, today announced that it has completed its acquisition of Atmel Corporation.

Microchip also announced that it expects it net sales for fiscal fourth quarter ended March 31, 2016 to be an all-time record and between the mid-point and high end of the guidance of $552.0 million to $568.5 million it provided during its earning conference call on February 3, 2016. Microchip also expects its non-GAAP earnings per share to be near the high end of its February 3, 2016 guidance of 65 cents to 69 cents per diluted share. Microchip will announce its financial results on May 4, 2016 and will hold a conference call at that time and will provide guidance for the June 30, 2016 quarter for the combined sales and earnings of Microchip and Atmel. Microchip is not able to provide an estimate of its GAAP earnings per share at this time but will report its GAAP results and provide reconciliations of its GAAP and Non-GAAP results with its earnings release on May 4, 2016.

Microchip also announced that Atmel’s sales and earnings for the quarter ending March 31, 2016 are expected to be significantly lower than Atmel’s December 31, 2015 quarterly results. Specifically, Atmel’s net sales are expected to be in the range of $219 million to $221 million in its quarter ended March 31, 2016, down 15.8% at the mid-point from Atmel’s net sales in the quarter ended December 31, 2015. In calendar year 2015, Atmel’s distributors where revenue is recognized on a sell-in basis increased their inventory levels significantly and the inventory in this sales channel saw a severe inventory contraction in the March 2016 quarter. Prior to the acquisition closing, Atmel recognized

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Microchip Technology Incorporated 2355 West Chandler Blvd.   Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology

Provides Update on Closing

of Atmel Acquisition

revenue in the Americas and Europe based on sell-through from distribution, but recognized revenue in Asia based on sell-in to distribution. Microchip will consolidate Atmel’s results into Microchip on a non-GAAP basis based on sell-through revenue recognition from the very beginning to provide an additional indication of the size of the Atmel business. Based on sell-through revenue recognition, Atmel’s March 31, 2016 quarter net sales are expected to be between $250 million to $253 million, down 6.1% at the mid-point from its net sales based on sell-through in the quarter ended December 31, 2015. Following the closing of the acquisition, GAAP net sales from Atmel will continue to be reflected based on sell-in revenue recognition in Asia until the contracts with distributors are changed to support revenue recognition based on sell-through. This process is expected to take a few quarters to implement based on Microchip’s experience with prior acquisitions.

Microchip also announced that in consolidating Atmel’s results, it expects to treat the mobile touch business of Atmel as an asset held for sale and will report the net profit/loss of this business below the operating line of Microchip’s income statement. For reference, for the quarter ending March 31, 2016, the net sales for Atmel’s mobile touch business is expected to be about $6 million to $7 million on a GAAP revenue basis (sell-in revenue recognition in Asia) compared to $18 million in the December 2015 quarter. Atmel also has a non-mobile touch business which is predominantly sold in the automotive and industrial markets that will remain an ongoing business that will be reported as part of Microchip’s ongoing financial reporting.

Steve Sanghi, Microchip’s Chairman and CEO said, “The performance of Atmel since we engaged in discussions in August of 2015 has been disappointing. We believe that the large drop in Atmel revenue in the March 2016 quarter is likely the result of an inventory correction in the distribution channel as distributors reduced inventory levels, overall weak business conditions, and concerns on the part of distributors surrounding the impact of the sale of Atmel to Microchip. We took some of this weakness into consideration in dropping the final acquisition price from our original offer.”

“While the starting point of the size of Atmel’s business is smaller than we originally modeled, it does not fundamentally change the value proposition to Microchip. We understand Atmel’s business well and we plan to rapidly integrate Atmel into Microchip, grow its sales, improve its gross margin percentage, bring down operating expenses and improve profitability. Our short- and long-term accretion and synergy targets for the transaction remain unchanged, and we have commenced driving towards these targets starting today,” concluded Mr. Sanghi.

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Microchip Technology

Provides Update on Closing

of Atmel Acquisition

Microchip management will host a conference call today at 3:00 PM PDT (6:00 PM EDT). This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until April 11, 2016.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) April 4, 2016 and will remain available until 8:00 p.m. (Eastern Time) on April 11, 2016. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 5614017.

Cautionary Statement:

Certain statements in this release, including those relating to Microchip’s expected sales and non-GAAP earnings per share for the fiscal fourth quarter ended March 31, 2016, Atmel’s expected sales for the calendar first quarter 2016, sell-through revenue recognition providing an additional indication of the size of the Atmel business, Atmel’s net sales based on sell-through revenue recognition, that the process of changing contracts with distributors to support revenue recognition based on sell-through is expected to take a few quarters to implement, the mobile touch business of Atmel being an asset held for sale, the expected net sales for Atmel’s mobile touch business, our belief that the large drop in Atmel revenue in the March 2016 quarter is likely the result of an inventory correction in the distribution channel, overall weak business conditions, and concerns on the part of distributors surrounding the impact of the sale of Atmel to Microchip, that the starting point of the size of Atmel’s business being smaller than we originally modeled does not fundamentally change the value proposition to Microchip, our plan to rapidly integrate Atmel into Microchip, grow its sales, improve its gross margin percentage, bring down operating expenses and improve profitability and that our short- and long-term accretion and synergy targets for the transaction remain unchanged are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China); changes in demand or market acceptance of our products (including Atmel products) and the products of our customers; foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of

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Microchip Technology

Provides Update on Closing

of Atmel Acquisition

our products through distribution; changes or fluctuations in customer order patterns and seasonality; our ability to successfully integrate the operations and employees from our recent Atmel acquisition, retain key employees and customers and otherwise realize the expected synergies and benefits of our Atmel acquisition; our ability to continue to realize the expected benefits of our other acquisitions (including our acquisition of Micrel); the impact of any other significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to the SEC filings of Microchip including those on Forms 10-K, 10-Q and 8-K.

You can obtain copies of such filings and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC’s website (www.sec.gov) or from commercial document retrieval services.

Stockholders are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date such statements are made. Microchip undertakes no obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 4, 2016 press release, or to reflect the occurrence of unanticipated events.

About Microchip Technology

Microchip Technology Inc. (NASDAQ: MCHP) is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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